UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

SYNLOGIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37566	26-1824804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney St. Suite 402
Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 401-9975

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SYBX	The NASDAQ Capital Market
Preferred Stock Purchase Rights	N/A	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On March 19, 2024, the Board of Directors (the “Board”) of Synlogic, Inc. (the “Company”), following the recommendation of the Nominating and Governance Committee of the Board, appointed James Flynn effective March 19, 2024 (the “Effective Date”), as a director to the Board to serve as a Class I Director with a term expiring at the Company’s 2026 annual meeting of stockholders.

Mr. Flynn is currently a Managing Member and Portfolio Manager of Nerium Capital LLC, an investment adviser he founded in January 2021. Nerium Capital LLC is the General Partner of Nerium Partners LP, a healthcare focused investment partnership. Mr. Flynn also currently serves as a Board Member for ARCA Biopharma, Inc., a biotechnology company dedicated to developing therapies for cardiovascular diseases, MEI Pharma, Inc., a clinical stage pharmaceutical company committed to developing novel and differentiated cancer therapies, and Ricebran Technologies, an innovative specialty ingredients company. From 2019 to 2020, Mr. Flynn was exploring business opportunities which ultimately led to the formation of Nerium Capital LLC. From 2017 to 2018, Mr. Flynn worked as a therapeutics analyst at Aptigon Capital (a Citadel Company), an investment firm. Prior to that, from 2003 to 2017, Mr. Flynn served in various roles at Amici Capital, LLC, an investment firm, including healthcare portfolio manager (2008 to 2017). From 2002 to 2003, Mr. Flynn worked in the credit research/high yield group at Putnam Investments, an investment firm. Mr. Flynn earned a S.B. degree in Management Science with a concentration in Finance and a minor in Economic Science from the Massachusetts Institute of Technology (MIT). Mr. Flynn is a Chartered Financial Analyst (CFA) charterholder.

In connection with Mr. Flynn’s election to the Board, and pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Program (the “Director Compensation Program”), on March 19, 2024, Mr. Flynn was granted a stock option to purchase 4,000 shares of the Company’s common stock. The stock option has an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant. The stock option will vest in substantially equal installments on each of the first three anniversaries of the date of grant, subject to Mr. Flynn’s continued service as a director.

In addition, Mr. Flynn is entitled to receive an annual cash retainer of $40,000 for his service as a non-employee director of the

Company pursuant to the Director Compensation Program, prorated for the portion of the year that Mr. Flynn serves as a director.

Also in connection with Mr. Flynn’s election to the Board, Mr. Flynn and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.13 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-206544) filed by the Company on September 11, 2015. Under this agreement, the Company will agree, among other things, to indemnify Mr. Flynn for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Mr. Flynn and any other person pursuant to which Mr. Flynn was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Flynn has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Flynn has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Director Resignations

On March 20, 2024, Mike Burgess, MB, CHB, Ph.D notified the Board of his decision to resign from the Board and the Audit Committee and the Science and Technology Committee, effective immediately. Dr. Burgess’ decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 20, 2024, Lisa Kelly-Croswell notified the Board of her decision to resign from the Board and the Compensation Committee as well as the Nominating and Governance Committee, effective immediately. Ms. Kelly-Croswell’s decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 20, 2024, Patricia N. Hurter, Ph.D. notified the Board of her decision to resign from the Board and the Nominating and Governance Committee and the Science and Technology Committee, effective immediately. Dr. Hurter’s decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2024	Synlogic, Inc.
	By:	/s/ Antoine Awad
	Name: Title:	Antoine Awad Principal Executive Officer